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                                                                    EXHIBIT 99.4

                             PRIME HOSPITALITY CORP.

                                OFFER TO EXCHANGE
                    UP TO $200,000,000 IN PRINCIPAL AMOUNT OF
               9 3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2007
                                       FOR
                       $200,000,000 IN PRINCIPAL AMOUNT OF
            9 3/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2007 ISSUED
               AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED


To Securities Dealers, Commercial Banks
  Trust Companies and Other Nominees:

         Enclosed for your consideration is a Prospectus dated __________ , 1997 (as the same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by Prime Hospitality Corp. (the "Company") to exchange up to $200,000,000 in principal amount of its Series B 9 3/4% Senior Subordinated Notes due 2007 (the "Exchange Notes") for $200,000,000 in principal amount of its 9 3/4% Series A Senior Subordinated Notes due 2007, issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Original Notes").

         We are asking you to contact your clients for whom you hold Original Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Original Notes registered in their own name. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Original Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

         Enclosed are copies of the following documents:

         1.     The Prospectus;

         2. A Letter of Transmittal for your use in connection with the tender of Original Notes and for the information of your clients;

         3. A form of letter that may be sent to your clients for whose accounts you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer;

         4.     A form of Notice of Guaranteed Delivery; and

         5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., Eastern Standard Time, on _________, ________ __, 1997, unless extended (the "Expiration Date"). Original Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.
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         To tender Original Notes, certificates for Original Notes or a
Book-Entry Confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

         Additional copies of the enclosed material may be obtained from First Bank National Association, the Exchange Agent, by calling (612) 244-1537.

         NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.